EXHIBIT 23.5



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Secure Computing Corporation pertaining to the Secure Computing Corporation 1997 Non-Officer Stock Option Plan of our report dated October 2, 1995, relating to the financial statements of Border Network Technologies Inc. for the year ended December 31, 1994, included in the Annual Report on Form 10-K of Secure Computing Corporation, for the fiscal year ended December 31, 1996.

/s/ McClurkin Ahier & Company

Chatered Accountants

Mississauga, Ontario
September 11, 1997